UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K/A
CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 22, 2008 (December 1, 2008)

YARRAMAN WINERY, INC.
 (Exact name of registrant as specified in its charter)

Nevada	000-28865	88-0373061
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

700 Yarraman Road, Wybong Upper Hunter Valley New South Wales, Australia 2333
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:		(61) 2 6547-8118

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

This Current Report on Form 8-K/A (Amendment No. 1) amends and supplements the Current Report on Form 8-K dated December 1, 2008 and filed on December 2, 2008, wherein Yarraman Winery, Inc., a Nevada corporation (the “Registrant” or “Yarraman”) disclosed that on November 26, 2008, the Registrant made an offer (the “Offer”) to the shareholders of Asia Distribution Solutions Limited, a Cayman Islands company (“ADSL”) whose shares are traded on the London Stock Exchange’s Alternative Investment Market (the “AIM”), pursuant to which the Registrant offered to acquire each outstanding ADSL share in exchange for the issuance of 1.908 of the Registrant’s shares of common stock for each of the 31,969,358 outstanding ADSL shares.

As disclosed in the Registrant’s Form 8-K, the Offer is subject to the acceptance of at least one share more than 50.0% of the outstanding ADSL shares.  The ADSL director shareholders gave irrevocable undertakings to accept or procure acceptance of the Offer in respect of their entire beneficial holdings of ADSL shares amounting, in total, to 8,814,522 ADSL shares, representing approximately 27.57% of the existing issued share capital of ADSL.

On December 19, 2008, being the first closing date of the Offer, the Registrant received valid acceptances of the Offer of 16,530,751 shares of ADSL, representing approximately 51.7 % of the existing issued ordinary share capital of ADSL. This includes acceptances of 4,201,332 ADSL shares (representing approximately 13.1% of the existing issued ordinary share capital of ADSL), which were received pursuant to irrevocable undertakings provided by the ADSL director shareholders. In addition, on December 19, 2008, ADSL awaited receipt of further acceptances of 3,613,190 shares of ADSL (representing approximately 11.3% of the issued share capital of ADSL), from shareholders who had irrevocably committed to accept the Offer, and whose acceptances were not valid in all respects.  The board of directors of ADSL and its receiving bank are working closely with such shareholders in order that such acceptances are able to be validated in all respects.

The board of directors of Yarraman has confirmed that all of the conditions of the Offer have been either satisfied or waived and that the Offer has been declared unconditional in all respects.

Unless otherwise disclosed in this Form 8-K/A or in the Offering Circular dated November 26, 2008 and attached as Exhibit 10.1 to the Registrant’s Form 8-K filed on December 2, 2008, neither the Registrant nor any person acting in concert with the Registrant for the purposes of the Offer is interested in or has any rights to subscribe for any shares of ADSL nor does any such person have any short position or any arrangement in relation to the shares of ADSL. For these purposes, “arrangement” includes any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery of, and borrowing or lending of, the shares of ADSL. An “arrangement” also includes any indemnity or option arrangement and any agreement or understanding, formal or informal, of whatever nature, relating to the shares of ADSL which may be an inducement to deal or refrain from dealing in such securities. “Interest” includes any long economic exposure, whether absolute or conditional, to changes in the price of securities and a person is treated as having an ‘interest' by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to securities.

In addition, the Offer has been extended for an additional 21 days and will remain open for acceptance until 1.00 p.m. (London time) on January 9, 2009 after which date it will close and thereafter cease to be capable of acceptance unless either:

(i)	an Independent Competing Bid is announced after the date of the no-extension statement,

(ii)	an improved Offer (in the reasonable opinion of the board of directors of ADSL) is posted to ADSL shareholders, or

(iii)	the board of directors of ADSL permits a further extension.

In the event the Registrant receives sufficient valid acceptances of the Offer, the Registrant confirms that it intends to exercise its rights pursuant to Section 88 of the Companies Law (2007 Revision) of the Cayman Islands (“Companies Law”) to acquire compulsorily the remaining shares of ADSL  on the same terms as the Offer. Accordingly, the Registrant intends to post in due course formal notices under the Companies Law to ADSL Shareholders who have not accepted the Offer by that time.

It is also intended that, upon 75% of ADSL’s issued share capital being assented to the Offer, ADSL will apply to AIM for the Company to be re-registered as a private company.

The foregoing description of the acceptances and extension of the Offer is described in the announcement by the board of directors of the Registrant, which is incorporated by reference into this report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibits filed as part of this report are as follows:

Exhibit	Description

99.1	Announcement by the Board of Directors of Yarraman Winery Inc. dated December 22, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2008
YARRAMAN WINERY, INC.

	By:	/s/ Ian Long
Ian Long
Chief Executive Officer